EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Logility, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-62531 on Form S-8 of Logility, Inc. of our reports dated June 11, 2004, relating to the balance sheets of Logility, Inc. as of April 30, 2004 and 2003, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2004, and related schedule, which reports appear in the April 30, 2004, annual report on Form 10-K of Logility, Inc.

/s/    KPMG LLP

Atlanta, Georgia

July 12, 2004